Exhibit 10.5

Outsourcing Agreement for Consulting Services

1.	Contract Period: 4 months from September 1, 2024 (without automatic renewal) However, the period may be extended upon agreement of both parties
2.	Contract Amount: 1,500,000 yen (excluding consumption tax)

The outsourcer, Center Mobile Corporation (hereinafter referred to as “Party A”), and the contractor, [Japanese Technology Company](hereinafter referred to as “Party B”), hereby enter into this outsourcing agreement for consulting services (hereinafter referred to as “this Agreement”) under the following terms and conditions.

(Purpose of Services) Article 1:

Party A entrusts Party B with the following consulting services (hereinafter referred to as “the Services”), and Party B accepts this entrustment. The details of the Services and specific implementation methods shall be determined separately through mutual discussion between Party A and Party B.

(1) Advice and guidance on the development of communication log acquisition methods using Domain Name System conducted by the outsourcer

(2) Advice and guidance on the development of communication log acquisition methods for the outsourcer’s original terminal devices

(3) Matters incidental to the preceding items

(Execution of Services) Article 2:

Party B shall perform the Services with the care of a prudent manager, without exceeding the scope of approval from Party A.

(Changes to the Content of Services) Article 3:

1. If Party A deems it necessary to change the content of the Services due to its own circumstances, it may request such changes. In this case, Party B shall comply with the request unless there are justifiable reasons not to do so.

2. In the event that changes to the content of the Services or the contract amount become necessary due to circumstances attributable to Party B, Party B shall immediately notify Party A in writing.

(Subcontracting) Article 4:

1.	In the event that Party B subcontracts all or part of the Services to a third party, Party B must obtain prior written approval from Party A regarding the scope, subcontractor, and other necessary matters. In this case, Party B shall be responsible for the management and supervision of the subcontractor.
2.	In the case of the preceding paragraph, Party B may not assign all or part of its rights and obligations under this Agreement to the subcontractor without obtaining the consent of Party A.
3.	Even when Party B has notified Party A that it will subcontract all or part of the Services to a third party, if Party A determines that the said third party is not suitable as a subcontractor for the Services, Party A may request Party B to change the subcontractor, stating the reasons.

(Intellectual property rights of third parties ) Article 5:

1.	Party B shall, at its own expense and responsibility, obtain all necessary licenses, other necessary agreements, and approvals pertaining to the intellectual property rights of third parties necessary for the execution of this work and the use of the results of this work by Party A or any third party designated by Party A, and shall guarantee that the execution of this work and the use of the results of this work by Party A or any third party designated by Party A will not infringe on any intellectual property rights or other rights of any third party.
2.	If any inquiry, complaint, dispute, etc. (hereinafter collectively referred to as “Dispute”) occurs between Party A and a third party due to infringement or possible infringement of a third party’s intellectual property rights or other rights in connection with the performance of this service or use of the results of this service, Party B shall handle and resolve the dispute, etc. responsibly at all costs including litigation costs, and shall indemnify Party A for any damage suffered by Party A. In this case, Party B shall take action after prior agreement with Party A in deciding how to handle and resolve the dispute, and shall inform Party A of the progress of such action. However, this shall not apply when the dispute is caused exclusively by the specifications presented by Party A, or by the instructions, directions, or orders of Party A, and Party B did not know without negligence in the performance of this work that these specifications, etc., were inappropriate.

(Acquisition of Permits and Approvals) Article 6:

1.	Party B must obtain at its own expense and responsibility all necessary permits, approvals, and authorizations from the national government, local governments, and other public agencies for the execution of this Agreement.
2.	When Party A requests, Party B must promptly submit documents proving that it has obtained the permits and approvals mentioned in the preceding paragraph.

(Custody of Materials) Article 7:

1.	Party A shall lend or provide to Party B the materials, goods, etc. (hereinafter referred to as “Business Materials”) that Party A deems necessary for the execution of this Agreement.
2.	If Party B lends or receives business materials, etc. from Party A pursuant to the preceding paragraph and is instructed by Party A to do so, Party B shall immediately submit to Party A a certificate of deposit or a receipt for the materials.
3.	Party B shall not duplicate, modify, or alter the Business Materials (including their recording media) without obtaining prior written consent from Party A.
4.	Party B shall store and manage the Business Materials (including their recording media) with the care of a good manager and shall not use them for purposes other than the execution of this Agreement.
5.	When the Business Materials (including their recording media) are no longer necessary or when requested by Party A, or upon termination of this Agreement (including cancellation or expiration), Party B shall promptly return or dispose of the Business Materials as instructed by Party A.

(Intellectual Property Rights) Article 8:

1.	All deliverables such as inventions, devices, designs, or know-how, and copyrights pertaining to works (including the rights stipulated in Articles 27 and 28 of the Copyright Act, hereinafter referred to as the “Deliverables”) created in the course of the implementation of the Services shall belong to Party A from the beginning.
2.	Party B shall not exercise its moral rights in the results of this work and the Deliverables against Party A (including third parties who have licensed or assigned their rights to use the Deliverables from Party A).

3.	Party A may freely use the results of the Services without compensation. The “use” in this Agreement includes the following actions:

(1) To produce, use, assign, lease, display, or sell products by implementing or utilizing the results of the Services, and to import or offer for the purpose of assigning or leasing such products

(2) To use the results of the Services for itself or to allow third parties to use them, and to modify, process, or analyze them

(Payment) Article 9:

1.	Party A shall pay to Party B the contract amount stated in the headnote as consideration for all of this work.
2.	Party A shall divide the contract amount stated in the initial agreement into the amounts determined by both Party A and Party B in advance, and shall pay by bank transfer to the account of the financial institution designated by Party B, together with the amount equivalent to the consumption tax to be imposed on the divided amount, by the date determined by both Party A and Party B in advance. The cost of such transfer shall be borne by Party A.
3.	In dividing the contract amount stated in the initial agreement into amounts determined in advance by both Party A and Party B, the contract amount stated in the initial agreement shall be divided so that the payment of the contract amount stated in the initial agreement will be completed by the time the contract period stated in the initial agreement expires. However, in the event of termination of this contract due to cancellation of the contract or termination for Party A’s convenience, Party A and Party B both confirm that Party B shall be discharged from the obligation to pay the balance of the contract amount due at the end of the term of this contract.

(Expenses) Article 10:

Each party shall bear its own expenses incurred in the execution of the Services. However, expenses incurred with the prior consent of Party A shall be borne by Party A, not Party B.

(Prohibition against competition ) Article 11:

During the term of this Agreement and for three (3) years after the termination of this Agreement, Party B shall not, without the prior written consent of Party A, perform any work similar or identical to the Work, assume the position of director, or be employed as an employee of any other company in the same line of business.

(Cancellation/Termination) Article 12:

1.

If the other party violates any of the provisions of this Agreement, except as otherwise provided in this Agreement, either Party A or Party B shall set a reasonable period of ten (10) days as a period for correction of the violation and demand the other party to perform its obligations in accordance with the essential purpose of the obligation. If the other party fails to perform within the said period, the Company may, upon expiration of the said period, terminate this contract in whole or in part, and demand compensation for damages suffered.

2.	In the event that the other party falls under any of the following items, either Party A or Party B may immediately terminate all or part of this Agreement without notice or demand, and demand compensation for damages suffered.

(1) If a violation of Articles 11 or 17 occurs

(2) When there is a breach of any provision of this Agreement and it is difficult to remedy the breach in light of the nature or circumstances of said breach

(3) When there is a breach of any provision of this Agreement and, in light of the nature or circumstances of such breach, it is difficult to achieve the purpose of this Agreement even if the other party subsequently corrects the breach.

(4) When it is recognized that the performance of obligations under this Agreement is unlikely without justifiable reason

(5) When the debtor itself has stopped making payments, when it has become insolvent, when a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings or special liquidation has been filed, when a disposition to suspend transactions by a clearing house has been issued, or when an order of provisional seizure, provisional attachment or seizure has been issued against it as the debtor, When a notice of provisional seizure, provisional seizure, or seizure is sent to the debtor

(6) The other party has been seriously harmed or damaged.

(7) There are other reasonable grounds for not being able to continue this Agreement.

(Compensation for Damages) Article 13:

1.	If the other party suffers damages as a result of a breach by Party A or Party B of their obligations under this Agreement, the party who has suffered damages may demand compensation from the other party (hereinafter referred to as the “Charged Party”).
2.	The scope of damages stipulated in the preceding paragraph shall be damages that would ordinarily arise, but damages arising from special circumstances that could have been foreseen by the respondent shall be included within the scope of damages. In addition, the respondent shall bear reasonable attorney’s fees and other expenses incurred by the other party.

(Transfer of Status) Article 14:

Neither party shall assign, transfer, or pledge to a third party all or part of its rights or obligations under this Agreement without the prior written consent of the other party.

(Termination for Party A’s Convenience ) Article 15:

Either party to the contract may terminate this contract at any time for its own convenience.

(Duty of confidentiality ) Article 16:

1.	Party B shall not use, disclose or divulge to any third party, without the prior written consent of Oarty A, any and all technical, business and operational information of Party A (hereinafter collectively referred to as “Confidential Information”), including the existence and content of this Agreement, the results of this work, and ideas, know-how and data obtained by Party B through this Agreement, for purposes other than the performance of this work.
2.	Notwithstanding the provisions of the preceding paragraph, information that falls under any of the following shall not be subject to confidentiality obligations:

(1) Information that was already publicly known at the time of disclosure or that became publicly known for reasons not attributable to the receiving party

(2) Information that was already in possession of the receiving party at the time of disclosure

(3) Information that was lawfully obtained from a third party without any confidentiality obligation

(4) Information independently developed by the receiving party

3.	If Party B allows its own officers, employees or third parties to use Confidential Information, etc., Party B shall impose on such officers, employees or third parties the same confidentiality obligations as set forth in this Agreement, and shall take necessary measures to ensure that such officers, employees (including after their retirement or resignation) or third parties do not violate the confidentiality obligations. .
4.	The provisions of this Article shall survive the termination of this Agreement and shall remain in effect thereafter.

(Elimination of Anti-Social Forces) Article 17:

1.	Party A and Party B represent and warrant that they do not currently fall under any of the following categories and will not fall under any of them in the future:

(1) That he/she or his/her officer is a Bouryokudan, a Bouryokudan member, a person for whom five years have not passed since he/she ceased to be a Bouryokudan member, a quasi-organized Bouryokudan member, a Bouryokudan-related company, a general meeting house, a socially motivated crime syndicate, a special intelligence group or other similar person (hereinafter collectively referred to as “Bouryokudan Member, etc.”)

(2) Having a relationship in which it is recognized that the Bouryokudan-in etc. control the management of the company.

(3) Having a relationship in which the Boryokudan-in etc. is deemed to be substantially involved in the management

(4) Having a relationship that is recognized as using Bouryokudan-in etc. for the purpose of seeking unjust profits for oneself or a third party, or for the purpose of inflicting damage on a third party, etc.

(5) Having a relationship that is deemed to involve Bouryokudan-in etc., such as providing funds, etc., or offering favors, etc. to Bouryokudan-in etc.

(6) Having a socially reprehensible relationship with Bouryokudanin, etc. by its own officers or those substantially involved in its management. Party A and Party B warrant that they will not engage in any of the following acts themselves or through the use of a third party: (a) Acts of making violent demands (b) Acts of making unreasonable demands beyond legal responsibility (c) Acts of using threatening words or behavior, or violence in relation to transactions (d) Acts of damaging the credit of the other party or obstructing the other party’s business by spreading rumors, using fraudulent means, or force (e) Any other acts equivalent to any of the preceding items

2.	Party A and Party B guarantee that they will not commit any of the following acts by themselves or by using a third party

(1) Violent demand act

(2) Unreasonable demands beyond legal responsibility

(3) Acts of threatening words or deeds or using violence in connection with transactions

(4) Spreading false rumors, using deceptive means, or using force to damage the other party’s credibility or obstruct the other party’s business

(5) Any other acts similar to the preceding items.

3.	In the event that the other party violates the preceding two clauses, Party A and Party B may immediately terminate this Agreement without notice, demand, or any other procedure.
4.	In the event that the counterparty to a contract for the outsourcing of work, the purchase of raw materials, etc., or any other contract related to this Agreement (hereinafter collectively referred to as “Related Contracts”) (hereinafter referred to as “Party B Entity”, including all Related Contracts if they are several in number), in performing this Agreement, falls under any of the following items, Party B shall immediately terminate the Related Contracts or take any other necessary action

(1) When it is found that Party B falls under any of the items of Paragraph 1.

(2) When Party B commits any of the acts listed in the items of Paragraph 2 by itself or by using a third party.

5.	Either party may immediately terminate this Agreement without notice or demand or any other procedure if Party A or Party B violates the preceding paragraph.
6.	Neither Party A nor Party B shall be liable for any damages incurred by the other party in the event of termination of this Agreement pursuant to Paragraph 3 or the preceding Paragraph.

(Contract Period) Article 18:

The term of the contract shall be as set forth in the initial.

(Resolution of Disputes) Article 19:

Party A and Party B agree that the court having jurisdiction over the location of Party A’s head office shall be the exclusive court of first instance for any and all disputes related to this Agreement.

(Settlement by mutual consent ) Article 20:

Any matters not stipulated in this Agreement or any doubts arising from the interpretation of this Agreement shall be resolved through good-faith discussions between Party A and Party B.

(Governing Law) Article 21:

The formation, validity, interpretation, and performance of this Agreement shall be governed by the laws of Japan.

In witness whereof, this Agreement has been executed in duplicate, and after both parties have signed and sealed, each party shall retain one copy. However, if either or both parties use an electronic signature system, the contract conclusion process shall be completed using electronic signature data.

September 1, 2024

Party A: 〒541-0056 5-31 Kitahama, Chuo-ku, Osaka-shi Realize Nagahori Building 507 Center Mobile Corporation Representative Director Nakagoshi Tatsuya [seal]

Party B: 〒[Address]

[Japanese Technology Company] Representative Director [Name] [seal]